EXHIBIT 99.1

First Horizon Profitable for Second Quarter 2010

MEMPHIS, Tenn., July 16, 2010 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) returned to profitability in the second quarter of 2010, due primarily to its continued success in improving credit quality and less earnings drag from legacy businesses. Executives credited hard work by employees for the improvement and said that although the economic environment remained uncertain, this marked a first step toward the goal of sustained profitability over the long term.

Key items in the second quarter included:

  Second quarter 2010 net income available to common shareholders was $2.7 million, or $.01 per diluted share, compared to prior quarter's net loss available to common shareholders of $27.7 million, or $.12 loss per diluted share.
  Loan loss provision decreased for the fifth consecutive quarter, to $70.0 million in second quarter from $105.0 million in the prior quarter; net charge offs dropped 27 percent linked-quarter.
  Nonperforming loans declined for the fifth straight quarter, to $790.5 million, a 15 percent decrease, primarily due to continued success in winding down the non-strategic construction portfolios.
  Encouraging credit trends emerged in the consumer portfolios and C&I loans; Income CRE portfolio continued to show stress.
  The combined pre-tax income of our core businesses - the regional bank, capital markets, and corporate - was $51.5 million in second quarter. Consolidated pre-tax income was $18.3 million.
  Regional banking's average core deposits grew 3 percent in the second quarter; the net interest margin improved 14 basis points to 5.10 percent from first quarter.
  Capital markets produced another solid quarter, with revenues from fixed income sales of $91.8 million compared with $105.3 million last quarter.
  Pre-tax loss in the non-strategic segment narrowed primarily due to increased mortgage banking income.
  Capital ratios remain among the best in the industry, with tangible common equity to tangible assets of 7.63 percent and estimated Tier 1 capital of 16.77 percent.

"Second quarter's results demonstrate that the successful execution of our strategic plan is paying off. I am extremely proud of our employees who have worked tirelessly to help position us for the future. The slow economic recovery, low loan demand and low interest rates will present a challenging operating environment, but in those challenges, we see opportunity. We remain focused on improving efficiency, implementing regulatory reform and capitalizing on opportunities to grow our business," said Bryan Jordan, First Horizon CEO.

Key Performance Ratios & Other Data				2Q10 Change vs.
(Shares in thousands)/(Unaudited)	2Q10	1Q10	2Q09	1Q10	2Q09
Diluted EPS (a)	$0.01	$(0.12)	$(0.54)	NM	NM
Diluted shares (a)	232,830	226,543	226,476	3%	3%
Period-end shares outstanding (a)	228,833	228,587	228,037	*	*
Return on average assets (annualized)	0.32%	(0.16)%	(1.46)%	NM	NM
Return on average common equity (annualized)	0.49%	(5.10)%	(20.96)%	NM	NM
Net interest margin	3.19%	3.19%	3.05%	NM	NM
Efficiency ratio	79.48%	79.94%	83.28%	NM	NM
FTE employees	5,531	5,503	5,971	*	(7)%
NM - Not meaningful
* Amount is less than one percent.
(a) Shares restated for stock dividends distributed through July 1, 2010.

PERFORMANCE HIGHLIGHTS

Linked-quarter results improved as FHN reported net income available to common shareholders of $2.7 million compared to a net loss available to common shareholders of $27.7 million in the prior quarter, primarily from a $35.0 million decline in the loan loss provision and an increase in mortgage banking income.  Noninterest income was slightly down as first quarter included a $17.1 million gain from the repurchase of bank debt and capital markets' fixed income sales revenue declined. A $28.4 million increase in mortgage banking income from first quarter on favorable net hedging results and a seasonal increase in deposit transaction fee income helped mitigate the decline in noninterest income. Net interest income slightly increased despite lower outstanding loan balances, and the consolidated net interest margin was flat at 3.19 percent in second quarter as a higher average excess balance at the Fed hindered margin growth. Provision for loan losses experienced the fifth consecutive quarterly decline as exposure from the non-strategic construction portfolios continued to be reduced and performance stabilized in the consumer loan portfolios.

Noninterest expense slightly decreased linked-quarter. Expenses were favorably impacted by a reduction in personnel costs in capital markets, as well as a decline in foreclosure expenses, a $5.0 million reversal of the contingent liability for certain Visa litigation matters, and lower restructuring, repositioning, and efficiency charges. While noninterest expenses were lower overall, provision for the legacy mortgage banking repurchase and foreclosure provision rose from the prior quarter. Results from discontinued operations were minimal in the second quarter as FHN closed the institutional equity research business in the first quarter which resulted in goodwill impairment, severance and contract termination costs, and asset write-offs. The following table presents summary consolidated results:

Income Statement Highlights				2Q10 Change vs.
(Thousands)/(Unaudited)	2Q10	1Q10	2Q09	1Q10	2Q09
Net interest income	$182,064	$180,395	$199,086	1%	(9)%
Noninterest income	248,043	248,263	284,183	*	(13)%
Total revenue	430,107	428,658	483,269	*	(11)%
Noninterest expense	341,849	342,673	402,486	*	(15)%
Provision for loan losses	70,000	105,000	260,000	(33)%	(73)%
Income/(loss) before income taxes	18,258	(19,015)	(179,217)	NM	NM
Benefit for income taxes	(1,826)	(16,393)	(74,043)	89%	98%
Income/(loss) from continuing operations	20,084	(2,622)	(105,174)	NM	NM
Income/(loss) from discontinued operations, net of tax	394	(7,271)	(308)	NM	NM
Net income/(loss)	20,478	(9,893)	(105,482)	NM	NM
Net income attributable to noncontrolling interest	2,844	2,844	2,844	*	*
Net income/(loss) attributable to controlling interest	17,634	(12,737)	(108,326)	NM	NM
Preferred stock dividends	14,938	14,918	14,856	*	*
Net income/(loss) available to common shareholders	$2,696	$(27,655)	$(123,182)	NM	NM
NM - Not meaningful
* Amount is less than one percent.

FHN's balance sheet remains strong as average core deposits increased and the wind-down of the non-strategic loan portfolios continued. Total average assets remained at $25.6 billion as a higher excess balance at the Fed and capital markets' trading inventory offset the effect of low loan demand and the wind-down of the non-strategic loan portfolios. Period-end loans in the regional bank rebounded slightly with a 1 percent increase from the first quarter primarily from increased mortgage warehouse lending. Average core deposits grew 3 percent in the second quarter as our bankers continue to focus on superior customer service and FHN continued to benefit from deposit growth through the wealth management group. FHN's capital ratios remain among the best in the industry with Tier 1 capital and tangible common equity to tangible assets at 16.77 percent (estimate) and 7.63 percent, respectively. Key balance sheet trends and ratios are provided in the following table:

Balance Sheet Highlights & Capital Ratios				2Q10 Change vs.
(Period End, Thousands)/(Unaudited)	2Q10	1Q10	2Q09	1Q10	2Q09
Total loans, net of unearned income	$17,154,050	$17,484,224	$19,585,827	(2)%	(12)%
Total deposits	15,201,816	15,069,700	14,977,461	1%	1%
Total assets	26,254,226	25,923,576	28,758,943	1%	(9)%
Total liabilities	22,966,993	22,652,634	25,364,961	1%	(9)%
Total equity	3,287,233	3,270,942	3,393,982	*	(3)%
Book value per common share	$9.55	$9.51	$10.12	NM	NM
Tangible book value per common share (a)	$8.68	$8.63	$9.09	NM	NM
Tangible common equity/tangible assets	7.63%	7.67%	7.27%	NM	NM
Tier 1 capital ratio (b)	16.77%	16.58%	15.55%	NM	NM
NM - Not meaningful
* Amount is less than one percent.
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Loan Loss Provision, Reserves, and NPAs Continue Declining Trend

Overall credit quality improvement in the loan portfolio is primarily attributable to improvement within the C&I portfolio and efforts to wind down the higher-risk non-strategic portfolios. Provision expense dropped $35.0 million to $70.0 million while the allowance as a percentage of loans remained strong at 4.55 percent. Although bank-related and trust preferred loans remained stressed, there was aggregate improvement in the risk profile of the C&I book. Income CRE reserve levels were flat, however, reserves as a percentage of loan balances within this portfolio increased reflecting continued strain in this portfolio. Performance of the Home Equity portfolio remains stable reflecting strong borrower characteristics as reserves and delinquencies slightly decreased and charge-offs were flat from last quarter.  The performance of the Permanent Mortgage portfolio steadied as this portfolio becomes more seasoned. Nonperforming loans dropped for the fifth quarter in a row primarily due to a sharp reduction in nonperforming loans within the non-strategic construction portfolios. Net loan charge-offs declined $49.6 million from the prior quarter, with second quarter net charge-offs totaling $132.8 million.  First quarter net charge-offs were negatively affected by a $13.5 million one-time acceleration of loss recognition for certain Permanent Mortgages in the foreclosure process.

Asset Quality Highlights				2Q10 Change vs.
(Thousands)/(Unaudited)	2Q10	1Q10	2Q09	1Q10	2Q09
Allowance for loan losses	$781,269	$844,060	$961,482	(7)%	(19)%
Allowance / period-end loans	4.55%	4.83%	4.91%	NM	NM
Net charge-offs	$132,791	$182,432	$239,449	(27)%	(45)%
Net charge-offs (annualized) / average loans	3.10%	4.13%	4.77%	NM	NM
Non-performing assets (NPA)	$899,802	$1,041,214	$1,233,078	(14)%	(27)%
NPA % (a)	4.92%	5.63%	6.15%	NM	NM
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

BUSINESS PERFORMANCE REVIEW

The regional bank was profitable in the second quarter as pre-tax income was $29.4 million compared with a pre-tax loss in the first quarter of $4.8 million.  A $24.2 million drop in the loan loss provision, a decline in foreclosure expenses, and a seasonal increase in deposit fee income helped boost the bank's results. The sharp improvement in loan loss provision is primarily attributable to improvement in the C&I portfolio, and the increase in deposit fee income was primarily driven by an increase in non-sufficient funds fee income. Net interest income increased slightly and the net interest margin expanded from 4.96 percent to 5.10 percent due to improved loan pricing and a reduction in the negative impact from nonaccrual loans. The regional bank's average core deposits rose by 3 percent from last quarter primarily from continued success in growing deposits through wealth management and our bankers' focus on superior customer service.

Capital markets pre-tax results were $27.5 million, down from $32.8 million in first quarter. Fixed income sales revenue remained solid, but declined to $91.8 million from $105.3 million. Fixed income average daily revenue declined from $1.7 million to $1.5 million as market conditions continued to normalize. Noninterest expense declined $5.9 million primarily due to a decrease in variable personnel expenses commensurate with the decline in fixed income sales revenue.

Corporate pre-tax results declined $16.2 million to a loss of $5.5 million, reflecting a decrease in revenues as the first quarter included a $17.1 million gain on the repurchase of bank debt. Net interest income was down due to a decline in yield and size of the investment portfolio combined with a changing consolidated balance sheet mix. Noninterest expense improved as FHN reversed $5.0 million of the contingent liability for Visa litigation matters.

In the non-strategic segment, pre-tax results continued to be favorably affected by positive net hedge results of the servicing asset and reduction of the higher-risk loan portfolios. Mortgage banking income increased despite a decline in the overall size of the servicing portfolio as the interest rate environment positively affected net hedge results. In the second quarter, FHN completed the sale of MSRs representing approximately $5 billion in unpaid principal balance of mortgage loans. The loan loss provision declined $10.8 million benefiting from the reduction of the non-strategic loan portfolios and improved performance of the consumer portfolios. Noninterest expense was negatively affected by increased provisioning for the legacy mortgage banking repurchase and foreclosure provision as repurchase requests and the pipeline increased in the second quarter. Net charges related to restructuring, repositioning, and efficiency initiatives declined linked-quarter as first quarter included charges related to the exit of FHN's institutional equity research business.

USE OF NON-GAAP MEASURES

Certain capital-related non-GAAP measures are included in the text and tables of this release. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets and tangible book value per common share. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items at the end of this release.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time July 16 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time July 16 by dialing 1-877-303-6618 (international participants dial 1-224-357-2205). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 12:00 p.m. Central Time July 16 until 11:59 p.m. July 23 by calling 1-800-642-1687 or 1-706-645-9291 for international participants. The passcode is 84512427. The event also will be archived and made available for two weeks beginning at midnight Central Time July 16 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 5,500 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

FHN-G

NON-GAAP to GAAP RECONCILIATION
Quarterly, Unaudited

(Period End, Millions)		2Q10	1Q10	2Q09
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)		$3,287.2	$3,270.9	$3,394.0
Less: Preferred stock capital surplus - CPP		806.8	802.8	790.6
Less: Noncontrolling interest (a)		295.2	295.2	295.2
(B) Total common equity		$2,185.2	$2,172.9	$2,308.2
Less: Intangible assets (GAAP) (b)		197.8	199.2	234.3
(C) Tangible common equity (Non-GAAP)		$1,987.4	$1,973.7	$2,073.9

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)		$26,254.2	$25,923.6	$28,758.9
Less: Intangible assets (GAAP) (b)		197.8	199.2	234.3
(E) Tangible assets (Non-GAAP)		$26,056.4	$25,724.4	$28,524.6

Period-end Shares Outstanding
(F) Period-end shares outstanding		228.8	228.6	228.0

Ratios
(C)/(E)	Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	7.63%	7.67%	7.27%
(A)/(D)	Total equity to total assets (GAAP)	12.52%	12.62%	11.80%
(C)/(F)	Tangible book value per common share (Non-GAAP)	$8.68	$8.63	$9.09
(B)/(F)	Book value per common share (GAAP)	$9.55	$9.51	$10.12
(a)	Included in total equity on the consolidated balance sheet.
(b)	Includes goodwill and other intangible assets, net of amortization.
CONTACT:  First Horizon National Corporation
          Media Information
          Anthony Hicks
            (901) 523-4726
          Investor Relations
          Aarti Bowman
            (901) 523-4017